Exhibit 99.2
[ONEOK Logo]	News
November 16, 2006	Analyst Contact: Dan Harrison
918-588-7950 Media Contact: Megan Washbourne 918-588-7572

Veteran Energy Executive Elected

To ONEOK Board of Directors

TULSA, Okla. -- Nov. 16, 2006 -- The board of directors of ONEOK, Inc. (NYSE: OKE) today elected David J. Tippeconnic to the board, effective immediately. Tippeconnic, 66, is a veteran energy executive with more than 40 years of industry experience.

Tippeconnic is currently chief executive officer of Arrow-Magnolia International LP, a Dallas, Texas-based company that manufactures, packages and markets industrial cleaning and maintenance chemicals and other products. He served as interim chief executive officer and later as chairman of the board of Cherokee Nation Enterprises, Tahlequah, Okla., an entertainment and hospitality business enterprise of the Cherokee Nation, from 2001 to 2004.

From 1997 through 2000, he was president, chief executive officer and a member of the board of directors of CITGO Petroleum Corp. From 1995 to 1997, he was president, chief executive officer and a member of the executive committee for UNO-VEN Company, Arlington Heights, Ill., a petroleum refining and marketing partnership between Petroleos de Venezuela (PDVSA) and Unocal. Tippeconnic spent 33 years with Phillips Petroleum Company, retiring as executive vice president, president of Phillips 66 Company and a member of board of directors.

"Our board and shareholders will benefit from Dave's past energy experience, proven leadership skills and business acumen," said David Kyle, ONEOK chairman, president and chief executive officer.

Tippeconnic holds a master of science degree in chemical engineering from Arizona State University and a bachelor of science degree from Oklahoma State University, where he is a member of the college of engineering hall of fame.

---------------------------------------------------------------------------------------------------------------------

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 45.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

Some of the statements contained and incorporated in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance; management's plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. OKE-G

###